Exhibit 10.33

[GRAPHIC]

May 23rd, 2003	Revised from Offer dated May 12th

Mr. Glenn O’Brien

510 W. Erie, #1802

Chicago, IL 60610

Dear Glenn:

I am pleased to confirm Somera Communications, Inc. (the “Company”), offer of employment to you for the position of Vice President, Sales reporting to Rick Darnaby, CEO. In this position your compensation will be comprised of the following:

•	A bi-weekly base salary of $8,654 paid in accordance with the Company’s normal payroll procedures.

•	Participation in Somera’s 2003 Incentive Plan with quarterly value up to $58,000. Quarterly pay levels of performance level 1 - performance level 5 will be $12,000, $22,000, $35,000, $48,000 and $58,000 respectively.

•	Travel allowance of $5,000 per month for expenses related to the costs of temporary living during the course of this assignment. This will be paid in normal account payable cycles until June 30, 2004.

•	Additional reimbursement budget of up $15,000 for expenses related to costs of assignment to Santa Barbara.

•	Will participate in the full range of the Company Benefit plans to include company-paid employee Medical, Dental and Vision Plan coverage, Short & Long Term Disability Plan coverage, Life and Accident Insurance coverage, 401k Plan, Employee Stock Purchase Plan, Paid Time-off Plans, etc. as described in the Plan Summaries.

•	Will receive six (6) months of your then current base salary and Healthcare Plan coverage in the event the Company terminates your employment Without Cause within the first 12 months of employment.

For the purposes of this Agreement, any termination of your employment initiated by the Company shall be deemed to have been “For Cause”, if:

a)

The termination of your employment shall have been the result of an act or acts of serious misconduct on your part, which shall include, but is not limited to, fraud, theft, embezzlement, breach of the Company’s

Glenn O’Brien May 23rd, 2003	Page 2 of 3

Code of Conduct and Conflicts of Interest policy and any material breach of your responsibilities as an employee; or

b)	Failure to perform the material duties of your position after receipt of a written notice from the Company to do so except if such failure to perform is the result of a Disability. If such Cause is reasonably curable, the Company shall not terminate your employment hereunder unless it has first given you notice of its intention to terminate and the grounds of such termination and you have not, within the thirty (30) days following the receipt of notice, cured such cause. The Company will provide written notice of the reason for the termination in the case of any termination for cause. A termination by the Company for any other reason shall be considered a termination without cause.

•	As soon as practicable after your start date, but not later than the first meeting of the Company’s Board of Directors following your start date it will be recommended that the Company grant you an option to purchase 250,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. The Unit Option shall be for a term of ten years (or shorter upon termination of employment or consulting relationship with the Company) and shall be vested with respect to twenty-five percent (25%) as of the first anniversary of your date of hire and shall thereafter vest at the rate of 1/36th of the remaining seventy-five percent (75%) on the first day of each month following the first anniversary of your date of hire. Such vesting shall be conditioned upon your continued employment with the Company as of each vesting date.

You will be expected to devote your full time and undivided attention to the business and affairs of the Company and, in particular, to performance of all the duties and responsibilities as Vice President Sales as set forth in the Goals Alignment Program document for 2003 you will establish with the CEO. Unless required by the Company to do otherwise. Your job performance and the related compensation will be reviewed periodically however in no event will such review be performed less frequently than every 12 months. At that time, an adjustment to your compensation package will be considered, contingent upon your job performance.

You should be aware that your employment with the Company constitutes at-will employment and that this employment relationship may conclude at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. This offer of employment,

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therefore, is contingent upon a successful completion of such a background investigation and/or reference check as determined by the Company.

Congratulations Glenn, we think this is an excellent opportunity for you to contribute to our team and look forward to you joining Somera on June 9th, 2003. For your convenience, we have enclosed two originals of this letter. You may confirm your acceptance of our offer by signing one letter and returning it directly to my attention by the deadline date. If you have any questions or need further information please feel free to contact me directly.

Sincerely,

/s/ Kevin Knowles

Kevin Knowles Director, Human Resources Somera Communications (805) 699-3347 (805) 967-9382 (Fax)

cc: Rick Darnaby, Somera Communications

I agree to the conditions of this offer of employment as described herein and understand that such offer expires on Monday, May 27th, 2003.

Signature:	/s/ Glenn O’Brien	Date: May 23, 2003

Glenn O’Brien